(n)(1)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption "Legal Counsel" included in or made a part of the Registration Statement on Form N-2 for Voya Credit Income Fund (formerly, Voya Senior Income Fund) under the Securities Act of 1933, as amended and Amendment No. 50 under the Investment Company Act of 1940, as amended.

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Boston, MA

June 28, 2022